UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2010

PUBLIC STORAGE
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-33519	95-3551121
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

701 Western Avenue, Glendale, California	91201-2349
(Address of Principal Executive Offices)	(Zip Code)

 (818) 244-8080
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The information in Section 2.02, 7.01 and 9.01 of this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.02                      Results of Operations and Financial condition and Exhibits

On February 26, 2010 Public Storage announced its financial results for the quarter ended December 31, 2009. The full text of the press release  issued in connection with the announcement is filed as Exhibit 99.1 to this Current Report on form 8-K.

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 26, 2010, the Board of Trustees of Public Storage elected Avedick B. Poladian and Ronald P. Spogli to the Board of Trustees effective immediately and increased the size of the Board to thirteen members effective with their election.

Avedick B. Poladian, 58, is the Executive Vice President and Chief Operating Officer for Lowe Enterprises, Inc., a diversified national real estate company, where he oversees human resources, risk management, construction, finance and legal functions. Previously, Mr. Poladian worked with the international accounting firm Arthur Andersen from 1974 to 2002.  He currently serves on the boards of directors for Occidental Petroleum Corporation and Western Asset Management Funds.  Mr. Poladian holds a Bachelor’s degree in Accounting from Loyola Marymount University and is a certified public accountant.

Ronald P. Spogli, 61, co-founded Freeman Spogli & Co., a private investment firm, in 1983 after a career in investment banking with Dean Witter Reynolds where he was a Managing Director responsible for mergers and acquisition in the western United States.  He rejoined the firm in June 2009 after having served as the United States Ambassador to the Italian Republic and the Republic of San Marino from August 2005 until February 2009.  Mr. Spogli graduated Phi Beta Kappa with great distinction in history from Stanford University.  He earned his Master’s degree in business administration from Harvard University.

There is no arrangement or understanding pursuant to which either Mr. Poladian or Mr. Spogli was nominated or elected as a trustee, and there have been no transactions, either since the beginning of the Company’s last fiscal year or that are currently proposed, regarding Mr. Poladian or Mr. Spogli that are required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K.

Neither Mr. Poladian nor Mr. Spogli has been appointed to committees of the Board of Trustees at this time. Both Mr. Poladian and Mr. Spogli will receive compensation for services on the Board of Trustees in the form and amounts payable to all outside members of the Board of Trustees as described in our 2009 proxy statement.

Item 7.01.                      Regulation FD Disclosure.

On February 26, 2010, Public Storage announced that it is calling for redemption all outstanding depositary shares representing interests in its Equity Shares, Series A (NYSE:PSA.A) on April 15, 2010 at $24.50 per share.  The aggregate redemption amount to be paid to all holders of the depositary shares is approximately $205 million.  On February 25, 2010, the reported closing price per depositary share of the Equity Shares, Series A was $25.40.

In addition, on February 26, 2010, the Board of Trustees declared a regular common dividend of $0.65 per common share, representing an increase of $0.10 per share (an 18% increase) from the previous quarter’s distribution. The announcement is included in the press release attached as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits

(c)           Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished and not filed.

Exhibit 99.1—Press Release dated February 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           February 26, 2010

PUBLIC STORAGE

By: /s/ John Reyes
John Reyes
Chief Financial Officer